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Exhibit 12

Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                                                           Year Ended December 31,
                                               Period Ended September 30, 1995    ---------------------------------------------
                                              Three Months       Twelve Months      1994     1993     1992     1991     1990
                                           -------------------------------------- ---------------------------------------------
                                                                                             (Dollars in thousands)
Earnings:
  Net earnings                                      3,232             11,629        11,052   10,764   12,296   10,260    9,090
  Income taxes                                      1,829              6,516         5,917    5,922    6,451    5,795    4,691
  Fixed charges                                     2,551             10,077         9,777    9,370    9,332    9,303    9,373
                                           -------------------------------------- ---------------------------------------------
    Total earnings                                  7,612             28,222        26,746   26,056   28,079   25,358   23,154
                                           ====================================== =============================================

Fixed Charges:
  Interest                                          2,131              8,370         8,043    7,590    7,518    7,517    7,600
  Amortization of debt premium and discount            35                140           138      102       85       48       44
  Interest portion of rental payments                 385              1,567         1,596    1,678    1,729    1,738    1,729
                                           -------------------------------------- ---------------------------------------------
    Total fixed charges                             2,551             10,077         9,777    9,370    9,332    9,303    9,373
                                           ====================================== =============================================

Ratio of earnings to fixed charges                   2.98               2.80          2.74     2.78     3.01     2.73     2.47
                                           ====================================== =============================================

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